Filed pursuant to Rule 424(b)(3)
File No. 333-260965

EATON VANCE RISK-MANAGED DIVERSIFIED EQUITY INCOME FUND
Supplement to Prospectus dated November 10, 2021

The following replaces the Financial Highlights contained in the Prospectus:

Selected data for a Common Share outstanding during the periods stated.

	Year Ended December 31,
	2023	2022	2021	2020	2019
Net asset value – Beginning of year	$ 7.990	$ 10.380	$ 10.080	$ 9.340	$ 8.950
Income (Loss) From Operations
Net investment income(1)	$ 0.021	$ 0.035	$ 0.045	$ 0.067	$ 0.066
Net realized and unrealized gain (loss)	1.174	(1.555)	1.159	1.585	1.236
Total income (loss) from operations	$ 1.195	$ (1.520)	$ 1.204	$ 1.652	$ 1.302
Less Distributions
From net investment income	$ (0.020)	$ (0.033)	$ (0.045)	$ (0.080)	$ (0.066)
From net realized gain	(0.624)	(0.549)	(0.181)	(0.194)	—
Tax return of capital	(0.051)	(0.294)	(0.686)	(0.638)	(0.846)
Total distributions	$ (0.695)	$ (0.876)	$ (0.912)	$ (0.912)	$ (0.912)
Premium from common shares sold through shelf offering(1)	—	$ 0.006	$ 0.008	—	—
Net asset value – End of year	$ 8.490	$ 7.990	$ 10.380	$ 10.080	$ 9.340
Market value – End of year	$ 7.840	$ 7.500	$ 10.690	$ 10.370	$ 9.330
Total Investment Return on Net Asset Value(2)	15.94%	(14.93)%	12.35%	18.78%	15.18%
Total Investment Return on Market Value(2)	14.05%	(22.46)%	12.47%	22.33%	26.82%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$ 571,065	$ 537,472	$ 677,045	$ 643,771	$ 595,471
Ratios (as a percentage of average daily net assets):
Expenses	1.13%(3)	1.12%(3)	1.10%	1.11%	1.11%
Net investment income	0.25%	0.39%	0.44%	0.70%	0.71%
Portfolio Turnover	73%	55%	41%	52%	57%

(See related footnotes.)

	Year Ended December 31,
	2018	2017	2016	2015	2014
Net asset value – Beginning of year	$ 10.080	$ 9.980	$ 11.150	$ 12.060	$ 12.720
Income (Loss) From Operations
Net investment income(1)	$ 0.059	$ 0.078	$ 0.108	$ 0.197	$ 0.065
Net realized and unrealized gain (loss)	(0.277)	0.968	(0.162)	0.007	0.335
Total income (loss) from operations	$ (0.218)	$ 1.046	$ (0.054)	$ 0.204	$ 0.400
Less Distributions
From net investment income	$ (0.486)	$ (0.946)	$ (0.093)	$ (1.116)	$ (1.116)
Tax return of capital	(0.426)	—	(1.023)	—	—
Total distributions	$ (0.912)	$ (0.946)	$ (1.116)	$ (1.116)	$ (1.116)
Anti-dilutive effect of share repurchase program(1)	—	—	—	$ 0.002	$ 0.056
Net asset value – End of year	$ 8.950	$ 10.080	$ 9.980	$ 11.150	$ 12.060
Market value – End of year	$ 8.120	$ 9.630	$ 8.960	$ 10.160	$ 10.660
Total Investment Return on Net Asset Value(2)	(2.13)%	11.66%	0.60%	2.76%	4.49%
Total Investment Return on Market Value(2)	(7.06)%	18.82%	(0.88)%	5.93%	4.25%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$ 570,021	$ 641,923	$ 635,595	$ 710,166	$ 769,202
Ratios (as a percentage of average daily net assets):
Expenses(4)	1.10%	1.10%	1.11%	1.10%	1.10%
Net investment income	0.60%	0.78%	1.05%	1.68%	0.52%
Portfolio Turnover	53%	87%	79%	77%	66%

(1)	Computed using average shares outstanding.
(2)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested. Distributions are assumed to be reinvested at prices obtained under the Fund’s dividend reinvestment plan.

(3)	Includes a reduction by the investment adviser of a portion of its adviser fee due to the Fund’s investment in the Liquidity Fund (equal to less than 0.005% of average daily net assets for the years ended December 31, 2023 and 2022).
(4)	Excludes the effect of custody fee credits, if any, of less than 0.005%. Effective September 1, 2015, custody fee credits, which were earned on cash balances, were discontinued by the custodian.

March 8, 2024